Exhibit 99.1

Contact: BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger – Tel. (773) 864-6850
FOR IMMEDIATE RELEASE
Bally Appoints Finance Veteran Ron Eidell to Replace CFO;
Strategic Process, 2005 Audit and 10-K Filing Remain on Track
CHICAGO, April 17, 2006 - Bally Total Fitness Holding Corporation (NYSE: BFT) today announced Ronald G. Eidell has joined Bally as chief financial officer, assuming responsibility for all finance and accounting functions. Eidell replaces former Chief Financial Officer Carl J. Landeck, who is no longer with the Company. Eidell is a partner at Tatum, LLC, the largest and fastest-growing executive services and consulting firm in the U.S., where he is a Financial Leadership Partner in the Chicago office.
The Company continues to expect to file its 2005 10-K report and quarterly report for the three months ended March 31, 2006 before the July 10 expiration of the waiver period recently obtained from the Company’s senior bank lenders and bondholders.
Eidell brings more than 35 years of senior financial and operating experience to Bally, including helping clients improve the quality and timeliness of financial reporting, pursue strategic alternatives, and improve cash management, reporting and forecasting disciplines. The Company believes he will provide significant leadership to its strategic alternatives process, which remains on track, as well as expediting completion of the Company’s audit process and filing its SEC reports.
Bally Chairman and CEO, Paul A. Toback, commented, “This is the right time for this change. Ron Eidell is a well-seasoned professional with extensive experience across all areas of finance as well as significant operational experience leading successful outcomes for companies in transition. We’re pleased to have an executive like Ron join our team. With his skills, knowledge and leadership ability, he will be a valuable asset to the Bally organization.”
Eidell serves as a Director of NeoPharm (NASDAQ:NEOL), where he is an audit committee member (and where he served as the company’s interim President and CEO for most of 2005). Most recently, Eidell has been the Chief Financial Officer at a number of public or pre-IPO companies including Esoterix in Austin, Texas; and Novamed, Inc. and Metromail Corporation in Chicago. Prior to that he was Senior Vice President, Finance and Treasurer with R. R. Donnelley & Sons Co. Eidell has a Master’s of Business Administration degree from the University of Chicago and a Bachelor of Science degree from Drexel University, where he serves on the Dean’s Advisory Council to the University’s business school.
Eidell will initially hold the title of Senior Vice President – Finance. David S. Reynolds, Vice President and Controller, will assume responsibility for signing the Company’s SEC filings through the completion of the Company’s first quarter 2006 10-Q report.

About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with nearly 390 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the Company’s exploration of strategic alternatives, for which it has engaged J.P. Morgan Securities Inc. and The Blackstone Group; the ability of the Company to complete its financial statements and required testing of internal controls; the outcome of the SEC and Department of Justice investigations; the disclosure by the Company’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; potential defaults under Bally’s senior credit facility; ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; and other factors described in filings of the Company with the SEC.
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